Exhibit 2.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT
THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES
THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AND LICENSE AGREEMENT

BY AND BETWEEN

INNOVATIVE SOLUTIONS & SUPPORT, INC.

AND

HONEYWELL INTERNATIONAL INC.

March 28, 2026

License Agreement No. 2026-12545

TABLE OF CONTENTS

Article 1	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
1.1.	Purchase, Sale and Assignment of Assets	5
1.2.	Retained Assets	7
1.3.	Assumed Liabilities	8
1.4.	Purchase Price	9
1.5.	Inventory Adjustment	10
Article 2	LICENSE; CONFIDENTIAL INFORMATION
2.1.	Grant of License	11
2.2.	Software License	13
2.3.	Confidentiality	14
2.4.	Records, Reports, and Right to Audit	16
2.5.	Litigation	17
2.6.	License Term	18
2.7.	Compliance with Laws	18
Article 3	EFFECTIVE dATE; DELIVERIES
3.1.	Effective Date	19
3.2.	Deliveries	19
3.3.	Allocation of Purchase Price	19
Article 4	REPRESENTATIONS AND WARRANTIES OF SELLER
4.1.	Corporate Status	20
4.2.	Authority	20
4.3.	No Conflict; Government Authorizations	20
4.4.	Legal Proceedings	21
4.5.	Assumed Contracts	21
4.6.	Taxes	21
4.7.	Personal Properties	21
4.8.	No Brokers	21
4.9.	Rights to Licensed Intellectual Property	22
4.10.	Compliance with Laws	22
4.11.	Disclaimer of Other Representations and Warranties	22

Article 5	REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1.	Corporate Status	22
5.2.	Authority	22
5.3.	No Conflict; Required Filings	23
5.4.	Legal Proceedings	23
5.5.	Sufficient Funds	23
5.6.	No Reliance	24
5.7.	No Brokers	24
5.8.	Disclaimer of Other Representations and Warranties	24
Article 6	COVENANTS
6.1.	Confidentiality; Access to Information	24
6.2.	Publicity	25
6.3.	Further Action	25
6.4.	Expenses	25
6.5.	Payments Received	26
6.6.	Seller’s Marks	26
6.7.	Bulk Sales Laws	26
6.8.	Retention and Access to Records	26
6.9.	Insurance	27
6.10.	Noncompetition	27
6.11.	Regulatory Obligations	28
6.12.	Pre-Existing Agreements	29
6.13.	Tax Matters	29
6.14.	Form 8-K Filing; Financial Information	30
6.15.	Non-Solicitation; Non-Hire	30

Article 7	SURVIVAL; INDEMNIFICATION
7.1.	Survival of Representations, Warranties and Agreements	30
7.2.	Indemnification	31
7.3.	Indemnification Procedures	31
7.4.	Indemnification Limitations	33
7.5.	Effect of Knowledge on Indemnification	35
Article 8	MISCELLANEOUS
8.1.	Notices	35
8.2.	Certain Definitions; Interpretation	36
8.3.	Severability	39
8.4.	Entire Agreement; No Third-Party Beneficiaries	39
8.5.	Amendment; Waiver	39
8.6.	Binding Effect; Assignment	40
8.7.	Governing Law	40
8.8.	Dispute Resolution; Mediation; Jurisdiction	40
8.9.	Construction	41
8.10.	Relationship of the Parties	41
8.11.	Counterparts	41

ASSET PURCHASE AND LICENSE AGREEMENT

THIS ASSET PURCHASE AND LICENSE AGREEMENT (this “Agreement”) is made this 28th day of March, 2026, by and between Innovative Solutions & Support, Inc., dba Innovative Aerosystems, a Pennsylvania corporation, (“Purchaser”), and Honeywell International Inc., a Delaware corporation (“Seller” and together with the Purchaser, the “Parties” and each a “Party”).

WHEREAS, Seller is engaged in the worldwide manufacture, distribution and sale of Licensed Products as defined below, and the Parties wish to provide for the terms and conditions upon which Purchaser shall acquire the Purchased Assets and license the Licensed Products (as such terms are defined below) from Seller.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1.         Purchase, Sale and Assignment of Assets.

(a)           Subject to the terms and conditions of this Agreement, in exchange for payment by Purchaser to Seller of all the amounts set forth in Section 1.4 below and Purchaser’s assumption of the Assumed Liabilities on the terms set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser all of Seller’s and its Affiliates’ right, title and interest in and to only the following assets, but specifically excluding the Retained Assets (collectively, the “Purchased Assets”), as the same shall exist immediately prior to the Effective Date (except for Inventory which shall be measured and delivered as of Cut-Over (as defined in the Transition Services Agreement) and adjusted pursuant to Section 1.5):

i.            all Contracts to the extent related to the Exclusive Licensed Products set forth on Schedule 1.1(a)(i) hereto including open purchase orders placed in accordance with such Contracts (collectively, the “Assumed Contracts”), subject to the limitations set forth in Section 1.1(c) below;

ii.           all inventory set forth on Schedule 1.1(a)(ii) hereto, which includes inventory on order but not yet delivered, as the same may be adjusted pursuant to Section 1.5 (collectively, the “Inventory”), together with any applicable associated air worthiness certificates and certificates of conformance that are in Seller’s possession;

iii.          all tooling, fixtures and test equipment set forth on Schedule 1.1(a)(iii) hereto (collectively, the “Equipment”); and

iv.          all customer related documents (including, but not limited to, FAA controlled documents, Component Maintenance Manuals (CMM), product level income statements, drawings and specifications, engineering data, price listing, historical transaction reports, reliability reporting data, and customer contact lists), and supplier contact lists, in each case to the extent exclusively relating to the Exclusive Licensed Products and to the extent in the actual possession of Seller or any of its Affiliates on the Effective Date.

(b)           The consummation of the transactions shall take place under this Agreement as more fully set forth in Article 3. Documents included in the Purchased Assets will be delivered either in paper form or in the electronic format currently utilized by Seller.

(c)           It is the intent of the Parties that all economic benefits and obligations under the Assumed Contracts, to the extent solely related to the Exclusive Licensed Products, shall pass to Purchaser as of the Effective Date. Promptly after the Effective Date, the Parties will follow the process described in Schedule 1.1(c) (“Notification Process”) hereto for notifying the customers party to the Assumed Contracts of the transactions described in this Agreement. With respect to any Assumed Contract that requires the consent of a third party before it may be assigned or delegated to Purchaser as contemplated by Section 1.1(a) above, (i) it shall be Purchaser’s obligation to obtain such consent, (ii) Purchaser and not Seller shall use its best efforts to obtain any required third-party consent, (iii) any amount required to be paid to a third party in connection with obtaining such consent shall be at Purchaser's sole cost and expense, (iv) such consent shall be in a form reasonably satisfactory to Seller and consistent with this Agreement’s treatment of contractual rights and obligations as between the Parties and (v) subject to clause (iii) above, and at Purchaser’s sole cost and expense, Seller shall provide reasonable cooperation and assistance to Purchaser in Purchaser’s obligation to obtain any such consents.

(d)           Until a required third-party consent to transfer of an Assumed Contract has been obtained, such Assumed Contract shall be deemed a “Retained Interest” of Seller, and the conveyance of the Retained Interest from Seller to Purchaser shall occur when such required third-party consent has been obtained. While Seller holds a Retained Interest, Seller and Purchaser shall cooperate to establish a commercially reasonable and lawful arrangement by which all the benefits and obligations (including, for the avoidance of doubt, Seller’s expenses and costs) of the Retained Interest are effectively transferred to Purchaser in order to establish in Purchaser the same rights and obligations it would have under the related Assumed Contract as if such Assumed Contract had been assigned or delegated to Purchaser as contemplated by Section 1.1(a) above. Without limiting the foregoing, that arrangement shall include: the transfer from Seller to Purchaser of all revenue received by Seller in respect of such Retained Interest to the extent related to the Exclusive Licensed Products and the satisfaction by Purchaser of all liabilities and obligations (including, for the avoidance of doubt, Seller’s expenses and costs) under such Retained Interest to the extent related to the Exclusive Licensed Products.

(e)           At Purchaser’s written request, and at Purchaser’s sole expense, including payment of Seller’s out of pocket costs, Seller will enforce any right of Seller arising from such Retained Interest against the other party or parties to the Assumed Contract (including the right to elect to terminate the Assumed Contract with respect to the Exclusive Licensed Products in accordance with the terms thereof); provided, that Seller shall not be required to take or omit to take any action which in Seller’s good faith judgment could result in adverse commercial consequences for Seller with respect to the other party or parties to such Retained Interest or Assumed Contract.

(f)            Subject to compliance by Seller with its obligations set forth in Section 1.1(c)(v) above, the failure to obtain any third-party consent to assign an Assumed Contract, and any subsequent inability of Seller to convey its Retained Interest to Purchaser, shall not constitute a breach by Seller of any representation, warranty, condition, covenant or agreement contained in this Agreement. Seller shall take reasonable measures not to renew any expiring Assumed Contract without Purchaser's written consent.

(g)           Seller agrees that while any Assumed Contract remains a Retained Interest, Seller shall not, without the prior written consent of Purchaser, terminate (other than through the automatic termination of such Assumed Contract upon the expiration of its stated term), breach, amend, or assign to a third party such Retained Interest in a manner that would be reasonably expected to adversely affect the Purchaser, in each case to the extent related to the Exclusive Licensed Products. Seller shall not be required to breach any Assumed Contract or Retained Interest. Purchaser will provide any information required by Seller for Seller to comply with reporting or other requirements under an Assumed Contract or Retained Interest.

(h)           For the avoidance of doubt, with respect to each Assumed Contract that relates both to Exclusive Licensed Products and either Non-Exclusive Licensed Products or products that are not Licensed Products, such Assumed Contract will be assigned to Purchaser only with respect to the Exclusive Licensed Products. In such case, the Parties will collaborate to determine the most effective means to bifurcate the Assumed Contract so that Purchaser obtains the benefits and obligations of the Assumed Contract with respect to the Exclusive Licensed Products only, and Seller retains the benefits and obligations of the Assumed Contract with respect to all Non-Exclusive Licensed Products or products that are not Licensed Products. The Parties will cooperate in developing a plan to approach the other party to the Assumed Contract to achieve such bifurcation. If such Assumed Contract includes flight-hour rate pricing for both Exclusive Licensed Products and Non-Exclusive Licensed Products or products that are not Licensed Products, the Parties will negotiate in good faith with each other and with the other party to such Assumed Contract to separate the pricing for Exclusive Licensed Products and non-Exclusive Licensed Products or products that are not Licensed Products, as applicable. Schedule 1.1(h) sets forth certain agreements of the Parties relative to Flight Hour Agreements.

(i)            In the event that Seller needs to purchase parts from Purchaser that fall under the scope of this Agreement, Purchaser agrees to provide fair and reasonable pricing to Seller in line with the pricing in effect at this time of this Agreement for similar parts and/or commensurate with pricing in already existing Seller contracts. Purchaser further agrees that terms and conditions to govern such transactions will be negotiated in good faith.

1.2.         Retained Assets.

The “Retained Assets” shall consist of all of Seller’s and its Affiliates’ rights, title and interest in and to all assets of every kind and description other than specifically enumerated in the Purchased Assets, including but not limited to the following:

(a)           all cash on hand in Seller’s bank and lock box accounts, plus all marketable securities owned by Seller, and all of Seller’s accounts receivable and accounts payable;

(b)           all checkbooks, canceled checks and bank accounts;

(c)           all Permits;

(d)           all rights in and benefits arising from claims and litigation that relate to Retained Assets;

(e)           all rights of Seller and its Affiliates under this Agreement and Seller’s corporate charter or formation documents, minute and stock record books, and corporate seal and tax returns;

(f)            all insurance policies of Seller and rights thereunder;

(g)           any rights of Seller or its Affiliates to reimbursements, indemnification, hold-harmless or similar rights relating to the acquisition or use by Seller of the Purchased Assets and Licensed Products;

(h)           all Intellectual Property;

(i)            all Contracts other than the Assumed Contracts, including, subject to Section 1.1(d) hereto, the Contracts listed on Schedule 1.2(i) hereto (the “Retained Contracts”);

(j)            all refunds or credits for Taxes imposed on Seller for any Tax period, including refunds or credits for Taxes relating to the various portions of the Purchased Assets and Licensed Products for all Tax periods or portions thereof ending on or before the Effective Date;

(k)           all accounts receivable related to the Licensed Products for periods ending on or before the Effective Date;

(l)            all assets of Seller that are not exclusively related to the Licensed Products; and

(m)          the assets set forth in Schedule 1.2(m) hereto.

1.3.         Assumed Liabilities.

On the Effective Date, Purchaser shall assume and discharge and perform when due the following Liabilities of Seller (the “Assumed Liabilities”):

(a)           All Liabilities arising out of or relating to the ownership, design, use, possession, manufacturing, repair, sale or distribution of the Purchased Assets or Licensed Products whether arising before (only for Purchased Assets or Exclusive Licensed Products within the Licensed Field) or after the Effective Date, including without limitation:

(i)           all Liabilities with respect to warranty or product recall claims to the extent relating to the Exclusive Licensed Products;

(ii)          all Liabilities to the extent arising out of or relating to third party tort claims of product liability that are brought in respect of any Purchased Asset or Exclusive Licensed Product or Build-Ahead/Buy-Ahead Inventory; and

(iii)         all Liabilities to the extent arising under original equipment manufacturer product support agreements related to the Exclusive Licensed Products;

(b)           All Liabilities to the extent arising under or related to the Assumed Contracts, whether arising before or after the Effective Date.

(c)           All Liabilities for allowances, credits or adjustments to which customers purchasing Licensed Products, whether arising before or after the Effective Date, may be entitled;

(d)           All Liabilities to the extent arising under or related to the Retained Interests, whether arising before or after the Effective Date;

(e)           All Liabilities for open purchase orders placed by customers pursuant to Assumed Contracts and open purchase orders placed by Seller with its suppliers, as set forth in Schedule 1.3(e) hereto, insofar as they relate to the Exclusive Licensed Products; and

(f)            All Liabilities arising out of or relating to the fulfillment of Service Bulletins/Sales Bulletins, as set forth in Schedule 1.3(f) hereto.

1.4.         Purchase Price.

(a)            The aggregate price to be paid for the Purchased Assets acquired by Purchaser pursuant to this Agreement and the licenses granted to Purchaser pursuant to Article 2 shall be Eight Million Dollars ($8,000,000) (the “Purchase Price”). The Purchase Price will be subject to the Inventory Adjustment, as set forth in Section 1.5 below. Purchaser shall pay the Purchase Price in accordance with the provisions of Section 1.4(c) below.

(b)            Build-Ahead/Buy-Ahead Inventory. There will be an additional set of subassemblies and detail subcomponents being built or purchased by Seller during the Transition Period, as listed in Schedule 1.4(b) (“Build-Ahead/Buy-Ahead Inventory”), which will include Exclusive Licensed Products and Non-Exclusive Licensed Products. Seller commits to using commercially reasonable best efforts and working in good faith in order to complete and/or purchase the part numbers for the Build-Ahead/Buy-Ahead Inventory by Cut-Over (as defined in the TSA); provided that Seller shall have no liability for any failure to deliver Build-Ahead/Buy-Ahead Inventory in accordance with this Section. Seller will provide updates to Purchaser every month in a format to be mutually agreed to by the Parties as to the progress being made on the Build-Ahead/Buy-Ahead Inventory by part number and quantity. The Build-Ahead/Buy-Ahead Inventory will be subject to commercial constraints, including without limitation any supply chain constraints, supplier lead times, or Force Majeure Event (as defined in the TSA).

Within [***] days following the Effective Date, Purchaser will provide to Seller purchase orders sufficient to enable Seller to deliver the Build-Ahead/Buy-Ahead Inventory as well as the Inventory set forth on Schedule 1.1(a)(ii).

Between the Effective Date and Cut-Over, Seller will send all completed Build-Ahead/Buy-Ahead Inventory to Purchaser when completed and will invoice Purchaser upon shipment at Seller’s direct acquisition cost. For all Build-Ahead/Buy-Ahead Inventory that Seller completes, such parts will be at the then-current Seller actual cost in the year in which the part(s) ship to Purchaser.

Promptly following Cut-Over, Seller will provide Purchaser with a full accounting of the final Build Ahead-Ahead/Buy-Ahead Inventory that has been completed and any detail components both on-hand as well as those on order from suppliers. At such time, Seller will ship to Purchaser any remaining completed Build-Ahead/Buy-Ahead Inventory, as well as on-hand parts and materials to the extent relating to the Exclusive Licensed Product. Seller will use commercially reasonable efforts to assign the “on-order but yet to be delivered to Seller” inventory relating to the Exclusive Licensed Product parts and materials to Purchaser. Seller will immediately invoice Purchaser for all completed Build-Ahead/Buy-Ahead Inventory which shipped to Purchaser, and Seller will invoice Purchaser for on-hand and on-order (but yet to be delivered to Seller) inventory, when shipped to Purchaser. Payment will be due [***] calendar days from the date of Seller’s invoice.

In the event that during the Transition Period Purchaser requires additional quantities of inventory not included in the Build-Ahead/Buy-Ahead Inventory or the Inventory set forth on Schedule 1.1(a)(ii), Purchaser may submit a request to Seller who will use commercially reasonable efforts to submit orders for the materials needed to produce the inventory. Purchaser must submit such requests prior to the date that is [***] days prior to the End Date (as defined in the TSA). Additional quantities, if Seller is able to secure orders, will be shipped and invoiced in accordance with this Section. For the avoidance of doubt, following the End Date (as defined in the Transition Services Agreement), Seller will no longer be required to produce any additional inventory related to the Exclusive Licensed Products.

(c)            All payments required under this Agreement shall be made by wire transfer under the following instructions:

[***]

(d)            Purchaser and Seller agree and acknowledge that all payments made by Purchaser pursuant to this Section 1.4 are non-refundable and non-creditable. Subject to the indemnification provisions of this Agreement and Section 1.5, in no event shall Purchaser be able to recover the Purchase Price or any payments made under this Section 1.4. Seller may deduct any amount due to Seller under this Agreement (including any Exhibits or Attachments) against any amount due to Purchaser under this Agreement (including any Exhibits or Attachments). Purchaser may not deduct any amount due to Purchaser against any amount due to Seller.

(e)            Title and Risk of Loss or Damage.

(i)            Title and risk of loss or damage to the Inventory in Schedule 1.1(a)(ii), will pass to Purchaser when Seller places such Inventory at Purchaser’s disposal at the designated facility.

(ii)           Title and risk of loss or damage to Test Assets and Equipment, as defined and set forth in Schedule 1.1(a)(iii), will pass to Purchaser when Seller places such Test Assets and Equipment at Purchaser’s disposal at the designated facility.

(iii)          Delivery terms are [***], Seller’s designated facility.

1.5.          Inventory Adjustment

(a)            Schedule 1.1(a)(ii) consists of Seller’s good faith estimate of Inventory that will exist as of Cut-Over (the “Target Inventory”), subject to Seller’s delivery of Inventory pursuant to the Transition Services Agreement and this Agreement.

(b)            Seller shall deliver all remaining Inventory to Purchaser promptly following Cut-Over. Purchaser shall have from Cut-Over until the date that is [***] after Cut-Over (the “Adjustment Review Period”) to conduct a physical inventory inspection and count of the actual Inventory as of Cut-Over (the “Actual Inventory”), using a methodology consistent with Seller’s past practice, in order to determine whether and to what extent Actual Inventory differs from Target Inventory, subject in each case to the adjustments set forth in Section 1.5(a).

(c)            Purchaser shall have until [***] business days following the end of the Adjustment Review Period to determine if Actual Inventory differs from Target Inventory and, if so, to deliver a notice of dispute (a “Dispute Notice”). If Purchaser fails to provide a Dispute Notice within [***] business days following the Adjustment Review Period, then the Target Inventory shall be considered accurate, final, and binding.

(d)            If Purchaser timely delivers a Dispute Notice, then Purchaser and Seller shall, during the [***] calendar days following delivery of the Dispute Notice (or such additional time as the Parties may mutually agree), work together in good faith to resolve the dispute and to agree on the Final Inventory.  If Purchaser and Seller are unable to reach an agreement within [***] days after delivery of the Dispute Notice, then any amounts remaining in dispute shall be submitted for resolution to the Independent Accountant. The Independent Accountant shall act as an expert, and not as an arbitrator, and shall decide only the specific items under dispute by the Parties, which decision shall be within the range of values assigned to each such item in Seller’s estimate of the Target Inventory and Purchaser’s Dispute Notice, respectively. The costs of the Independent Accountant shall be borne according to the relative success of each Party by virtue of the proximity of the findings of the Independent Accountant to adjusted Target Inventory (in the case of Seller) and the Dispute Notice (in the case of Purchaser).

(e)            “Final Inventory” means (1) if no Dispute Notice is duly delivered pursuant to Section 1.5(c), the Target Inventory, or (2) if such a Dispute Notice is delivered, as agreed to by Purchaser and Seller pursuant to Section 1.5(d) or as otherwise determined pursuant to this Section 1.5.

(f)            The Parties agree to a [***] (“Acceptable Band”) such that delivery of Actual Inventory with a value within [***] of the value of the Target Inventory shall not result in any adjustment. However, if the value of the Final Inventory is outside the Acceptable Band (i.e., it is more than [***] lesser or greater than the value of the Target Inventory) (such excess or deficit relative to Target Inventory, the “Inventory Surplus/Deficit”), then:

(i)            if the Inventory Surplus/Deficit is a negative number (i.e., Final Inventory is less than the Target Inventory), then Seller shall in good faith provide additional Inventory consisting of an incremental set of the part numbers on Schedule 1.1(a)(ii) having a value in the amount of the absolute value of the Inventory Surplus/Deficit. Notwithstanding the prior sentence, if the Parties mutually agree, Seller shall instead make a true-up payment to Purchaser in an amount equal to [***];

(ii)           If the Inventory Surplus/Deficit is a positive number (i.e., Final Inventory is more than the Target Inventory), then Purchaser shall make a true-up payment to Seller in the amount of [***];

(iii)          Any such payment shall be made no later than [***] calendar days following the date of the determination of the Final Inventory value.

(g)            If any additional inventory, including inventory on order, is discovered after the determination of Final Inventory (the “Residual Inventory”) but prior to the date that is [***]after Cut-Over, then Purchaser shall purchase the Residual Inventory at not less than fair market value, and upon any other terms to which the Parties may agree.

(h)            No claim shall arise against Seller related to Inventory that is required to be held back due to compliance with legal requirements, including but not limited to the Defense Priorities and Allocations System pursuant to 15 C.F.R. 700 and related regulations.

Article 2
LICENSE; CONFIDENTIAL INFORMATION

2.1.         Grant of License.

(a)            For good and valuable consideration and subject to Section 2.6, Seller hereby grants to Purchaser, and Purchaser hereby accepts, in perpetuity, unless earlier terminated in accordance with Section 2.6, the following:

(i)            On the Effective Date, a non-transferable and non-assignable (except as provided in Section 8.6), exclusive (subject to the Pre-Existing Agreements listed on Schedule 8.2(a)(iii)) license during the License Term and only in the Licensed Field and only within the Licensed Territory to (1) use the Licensed Intellectual Property to repair, overhaul, have repaired and overhauled, manufacture, have manufactured, sell, have sold, import, export and distribute Exclusive Licensed Products and Improvements thereto; and (2) reproduce, copy, prepare derivative works of and otherwise revise and modify Licensed Intellectual Property in furtherance of the foregoing. The license of this Section 2.1(a)(i) does not include the right to grant sublicenses absent the prior written consent of Seller, which shall not be unreasonably withheld.

(ii)           On the Effective Date, a non-transferable and non-assignable (except as provided in Section 8.6), non-exclusive (subject to the Pre-Existing Agreements listed on Schedule 8.2(a)(iii)) license during the License Term and only in the Licensed Field and only within the Licensed Territory to (1) use the Licensed Intellectual Property to repair, overhaul, have repaired and overhauled, manufacture, have manufactured, sell, have sold, import, export and distribute Non-Exclusive Licensed Products and Improvements thereto, and (2) reproduce, copy, prepare derivative works of and otherwise revise and modify Licensed Intellectual Property in furtherance of the foregoing. The license granted pursuant to this Section 2.1(a)(ii) does not include the right to grant sublicenses absent the prior written consent of Seller, which shall not be unreasonably withheld.

(iii)          Except as otherwise explicitly set forth in this Section 2.1(a), without Seller’s consent, Purchaser shall not have any right to, and shall not, use Licensed Products, Improvements or Licensed Intellectual Property for any other purpose, including for applications outside the Licensed Field or to design, manufacture, repair or overhaul products other than Licensed Products or Improvements. Any use by Purchaser of Licensed Products, Improvements or Licensed Intellectual Property outside of the Licensed Field requires Seller’s prior written consent. Purchaser shall submit such a request for consent to Seller’s representatives on the Senior Management Committee, who will review and respond within [***] business days from the date of receipt of the request, provided that consent will not be unreasonably withheld.

(iv)         To the extent Seller approves any sublicense under this Agreement, the right of Purchaser to grant such sublicense will be consistent with the grants of license to Purchaser by Seller under Section 2.1(a)(i) and (ii) and shall be subject to the following additional conditions: (1) any such sublicense shall include terms and conditions that are consistent with and no less restrictive than Purchaser’s obligations under this Article 2, including without limitation its confidentiality and indemnification obligations, in a legally enforceable written contract (the “Sublicense Agreement”) and (2) such Sublicense Agreement shall (A) specifically exclude the right of the sublicensee to grant further sublicenses, (B) specifically exclude the right of the sublicensee to assign the sublicense or the Sublicense Agreement, (C) specifically provide that Seller and its Affiliates shall have no Liability to such sublicensee and that such sublicensee shall defend and fully indemnify Seller and its Affiliates, (D) prohibit any use of the Seller’s Marks by such sublicensee, (E) include provision that such Sublicense Agreement is not transferable or assignable by operation of Law or otherwise, (F) name Seller and its Affiliates as third party beneficiaries under such Sublicense Agreement, and (G) provide Seller with a true and complete copy of any such sublicense agreement, or any amendments, supplements, replacements or revisions thereto. For purposes of clarity, Purchaser remains fully liable to Seller for all actions undertaken by its sublicensee.

(b)            Notwithstanding anything contained in this Article 2 to the contrary, but subject to the license grants to Purchaser herein, Seller shall retain all ownership rights in and to Licensed Intellectual Property, together with all Intellectual Property rights therein or thereto and all rights not expressly granted to Purchaser hereunder are reserved to Seller, including the rights to (i) enforce Licensed Intellectual Property against third parties and collect damages awarded in any such enforcement action or settlement thereof; (ii) use Licensed Intellectual Property to repair, overhaul, make, use, sell, and import products other than the Exclusive Licensed Products, including within the Licensed Field; and (iii) use, or grant licenses to, Licensed Intellectual Property to repair, overhaul make, use, sell and import Licensed Products and products other than the Licensed Products outside of the Licensed Field.

(c)            Except as expressly granted in this Article 2 and Section 6.6, no license or right, either expressly, implicitly, by estoppel, conduct of the Parties, or otherwise, is granted by Seller to Purchaser. Further, no license or right, either expressly, implicitly, by estoppel, conduct of the Parties or otherwise is granted by Seller to Purchaser to use as, or as a portion of, a trademark or otherwise the mark “HONEYWELL” or any other trademark or trade or product name of Seller, or any word or mark similar thereto.

(d)            Seller shall provide copies of the Licensed Intellectual Property and Licensed Technology to the extent in existence in Seller’s possession to Purchaser in the data format existing and used by Seller as of the Effective Date, and provide related technical transfer assistance as more fully set forth in the Transition Services Agreement. Purchaser shall thereafter be responsible for maintaining all drawings, technical documentation and other materials related to the Licensed Intellectual Property and Licensed Technology, including current (as conveyed by Seller) and future designs, if any, developed by Purchaser and including any maintenance, corrections, revisions, releases, updates, upgrades and other changes to any drawings and documentation. No technical assistance will be provided by Seller to Purchaser except as specifically set forth in the Transition Services Agreement.

(e)            Purchaser shall clearly mark Exclusive Licensed Products and Improvements manufactured, sold or distributed by Purchaser to indicate that they are manufactured by Purchaser and not Seller.

(f)             Purchaser shall be solely responsible for obtaining any necessary Federal Aviation Administration or other equivalent authorities’ certifications, permits or approvals in connection with its use of the Licensed Intellectual Property and manufacture or sale of Licensed Products or Improvements thereon.

(g)            Purchaser grants and agrees to grant to Seller and to its subsidiaries and affiliates a free, fully paid-up, irrevocable, perpetual, non-exclusive, non-transferable, worldwide license to use the Licensed Intellectual Property to support simulators with Licensed Products (whether aircraft hardware or simulated functionality) installed prior to or during the License Term.

2.2.         Software License.

2.2.1        Definitions. The following definitions apply to, and only to, this article unless otherwise specified.

(a)            “Licensed Software” means all Seller owned software embedded in the Purchased Assets and/or Licensed Products in Object Code format.

(b)            “Object Code” means computer programming code in a form not readily perceivable by humans and suitable for machine execution without the intervening steps of interpretation or compilation.

(c)            “Use” or “Used” means storing the Licensed Software or any portion thereof, in the Licensed Products, and/or transmitting the Licensed Software and any portion thereof into the Purchased Assets or Licensed Products for processing, compiling, executing and/or interpreting any machine instructions contained in the Licensed Software or any portion thereof, and/or displaying the Licensed Software or any portion thereof in connection with the processing of such machine instructions.

2.2.2        Subject to Purchaser’s compliance with the terms and conditions of this Agreement, Seller grants to Purchaser, and Purchaser accepts, a personal, non-transferrable, nonassignable, non-exclusive, royalty free limited license to Use during the License Term, the Licensed Software in connection with the Purchased Assets and/or Licensed Products. Purchaser may not sublicense, transfer or loan the Licensed Software to any other party without written consent. Seller shall maintain the Licensed Software in its current form; however, in the event Seller elects to no longer maintain the Licensed Software for any reason, Seller shall provide [***] months written notice in accordance with this Agreement and provide Purchaser a first right of refusal to license the Licensed Software needed to modify for maintenance purposes during the License Term.

2.2.3        The Licensed Software is Seller Proprietary Information. The Licensed Software is licensed and not sold, and Seller retains all rights, title, and interest in and to all Licensed Software, and any and all copies thereof, whether in whole or in part, whether made by Seller or Purchaser or anyone else, in whatever form, including any computer programs and any documentation relating to or describing such Licensed Software, including, without limitation, logic manuals and flow charts provided by Seller, including instructions for use of such Licensed Software and formulation of theory upon which the Licensed Software are based, are furnished to Purchaser only under the non-exclusive license under this Agreement and shall remain the sole and exclusive property of Seller, whether or not specifically recognized or perfected under the laws of the jurisdiction in which the Licensed Software is used or licensed. Purchaser will, if requested in writing by Seller, reproduce and include all Seller proprietary and copyright notices and other legends both in and on every authorized copy of Licensed Software.

2.2.4        If Seller modifies the Licensed Software, the modification shall not be incompatible for use in the Purchased Assets or Licensed Products. If Seller performs a mandatory modification or upgrade to the Licensed Software then Purchaser and Seller will negotiate in good faith for Seller to provide support services at Purchaser’s cost and expense.

2.2.5        If Licensed Software requires a mandatory change either due to regulation or to continue to work effectively (“Mandatory Update”), Seller will assist Purchaser at Purchaser’s cost. In such event the Parties will negotiate in good faith in respect of costs and timing for such Mandatory Update.

2.2.6        Purchaser may not either by itself or with the assistance of others, make modifications to the Licensed Software including, without limitation, translating, decompiling, disassembling or reverse assembling, reverse engineering, creating derivative or merged works, or performing any other operation on Licensed Software to recover any portion of the program listing, or any information contained therein, except (i) to the extent expressly permitted by mandatory provisions of applicable law in order to gain certain information for certain limited purposes specified in such laws, provided, however, that Purchaser shall not exercise its rights under such laws, unless and until Purchaser has first requested the required information from Seller in writing and Seller, at its sole discretion, has not complied with Purchaser’s request within a commercially reasonable period of time, or (ii) with prior written consent.

2.3.         Confidentiality.

(a)            As used in this Article 2, “Confidential Information” means (i) the terms and conditions of this Agreement, and (ii) all information, data and materials the Receiving Party obtains from the Disclosing Party under this Article 2, including Licensed Intellectual Property, (1) that is marked as confidential, or (2) that the Receiving Party should reasonably know, by its nature or the manner of its disclosure, to be confidential and that the Receiving Party may receive, observe, or have access to in connection with this Agreement. The Receiving Party acknowledges and agrees that (A) Confidential Information constitutes valuable trade secrets of the Disclosing Party, (B) the Disclosing Party has and shall retain exclusive (except as expressly provided herein) rights in and to Confidential Information, (C) Confidential Information shall remain valuable trade secrets proprietary to the Disclosing Party until and unless the Disclosing Party places Confidential Information in the public domain or authorizes placement of the Confidential Information in the public domain, and (D) but for this Agreement, the Receiving Party would have no rights in or access to the Confidential Information.

(b)            Notwithstanding Section 2.2(a), Confidential Information does not include, or shall cease to include as appropriate, information that (i) is lawfully received free of restriction from another source that has the right to furnish such information; (ii) has become generally available to the public by acts not attributable to the Receiving Party or its employees, subcontractors, consultants or advisors; (iii) at the time of disclosure to the Receiving Party, was known to the Receiving Party free of restriction; or (iv) is conceived by the Receiving Party without use of or access to any Confidential Information of the Disclosing Party, as can be verified by the Receiving Party’s written records kept in the ordinary course of business.

(c)            The Receiving Party shall protect Confidential Information using the same degree of care, but no less than commercially reasonable care, as it uses to protect its own confidential information. The Receiving Party shall not, without the prior written consent of the Disclosing Party, disclose, in any manner or via any media whatsoever, any Confidential Information, other than to its Affiliates or Representatives (i) who have a specific need to know such Confidential Information in order to exercise the Receiving Party’s rights under this Agreement, (ii) who are informed of the confidential nature of the Confidential Information, and (iii) who, if not employees of the Receiving Party or its Affiliates, agree in writing to act in accordance with and be bound by terms and conditions at least as restrictive as the terms and conditions herein regarding the safeguarding and disclosure of Confidential Information or, if employees of the Receiving Party or its Affiliates, are under an obligation to the Receiving Party or its Affiliates to maintain the confidentiality of such information.

(d)            Notwithstanding the foregoing, in the event disclosure of Confidential Information by the Receiving Party or its Affiliates is mandated by applicable Law or by an order of a court or governmental or law enforcement agency or other authority, each of competent jurisdiction, the Receiving Party will promptly notify the Disclosing Party of such requirement, and the Receiving Party shall use good faith efforts, in consultation with the Disclosing Party, to challenge such disclosure or, failing in such challenge, secure a protective order or other appropriate confidential treatment of the Confidential Information prior to its disclosure by the Receiving Party.

(e)            The Receiving Party (i) shall maintain Confidential Information in a secure location, (ii) shall ensure Confidential Information is accessible only to those Representatives to whom it is permitted to disclose Confidential Information pursuant to Section 2.2(c), (iii) shall not permit any other individual or entity to, copy or reproduce any tangible materials comprising or memorializing any Confidential Information, and (iv) shall use commercially reasonable efforts to require that each of its Representatives who terminates his or her employment or other business relationship with the Receiving Party or an Affiliate of the Receiving Party shall, upon or prior to the Effective Date of such termination, provide to the Receiving Party all tangible items comprising Confidential Information in such Representative’s possession or control.

(f)             The Receiving Party will be responsible for any breach of this Section 2.2 by any of its respective Representatives. The Receiving Party shall (i) notify the Disclosing Party promptly upon discovery of any unauthorized disclosure of Confidential Information (inadvertent or otherwise), and (ii) cooperate in good faith with the Disclosing Party to assist the Disclosing Party to regain possession of its Confidential Information and/or to prevent further unauthorized use or disclosure.

(g)            The Receiving Party acknowledges and agrees that the violation of its obligations under this Section 2.2 would cause irreparable harm to the Disclosing Party, which harm may not be compensable solely by monetary damages, and that, therefore, in the event of an actual or threatened breach by the Receiving Party of this Section 2.2, the Disclosing Party shall be entitled to injunctive and other equitable relief, without the necessity of proving monetary damages or posting bond or other security. Any such equitable relief granted shall be without limitation of or prejudice to any other rights and remedies as the Disclosing Party may have under this Agreement.

(h)            For the purposes of this Agreement, each party shall be a “Disclosing Party” with respect to its own Confidential Information and the “Receiving Party” with respect to the Confidential Information received from the other party.

2.4.         Records, Reports, and Right to Audit.

(a)            As of the Effective Date, Purchaser will gather and maintain accurate and up-to-date records evidencing Purchaser’s compliance with Purchaser’s obligations under this Agreement, including but not limited to, Article 2 and Section 1.4(a). With respect to each of the foregoing, Purchaser shall preserve and permit audits and examination of such records by Seller’s representatives subject to Purchaser’s security regulations and third party contractual confidentiality obligations. These records will be maintained for a period of not less than three (3) years after the end of each calendar year during the License Term. All such records shall constitute Confidential Information of the Purchaser and be subject to the confidentiality obligations of Section 2.

(b)            Seller, through its authorized representatives, not more than [***] per calendar year and upon [***] prior written notice, unless Seller can show reasonable cause for a shorter notice period, has the right during normal business hours during the License Term and for [***] thereafter, subject to Purchaser’s security regulations, to visit Purchaser and have access to the inside and outside of Purchaser’s facility for the purpose of inspecting, observing and evaluating Purchaser’s performance under this Agreement with respect to the following: (i) Purchaser’s compliance with all provisions of this Agreement, (ii) any noncompliance with the provisions of this Agreement, (iii) possession, access and control of Confidential Information, (iv) books and records, including access to people with knowledge of the books and records (with prior consent of Purchaser for access to such people, which consent shall not be unreasonably withheld or delayed) and reports to determine compliance with the terms of this agreement, (v) use and modification of Licensed Products and Improvements, and (vi) Purchaser’s performance of its obligations under the Assumed Contracts. If any of Purchaser’s books, records and reports are located off Purchaser’s premises, said books, records and reports will be made available to Seller or its authorized representatives within [***] of Seller’s written request.

(c)            Inspection will take place no later than [***] after Seller notifies Purchaser of Seller’s intent to conduct an audit. Seller shall have the right to demand and receive reasonable documentation to perform an audit of the items described above, such documentation being produced at a Seller location or other such location designated by Seller within [***] after receipt of request for such documentation.

(d)            If an audit shows that Purchaser is not in compliance with the requirements outlined this Article 2, Purchaser shall promptly correct the non-compliance.

(e)            In the event of a dispute with respect to any amount that is the subject of an audit under this Section 2.3, Purchaser and Seller shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] calendar days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party or to such other Person as the Parties shall mutually agree (the “Independent Accountant”). The decision of the Independent Accountant shall be final and the costs of such audit shall be borne by the non-prevailing Party in the dispute.

(f)            Any tax required to be withheld on any payment payable to Seller under this Agreement under the laws of any country shall be promptly paid by Purchaser on behalf of Seller to the appropriate governmental authority, and Purchaser shall furnish Seller with proof of payment of such tax satisfactory to Seller together with the original, official receipt issued by such governmental authority.

2.5.         Litigation.

(a)            Notwithstanding anything to the contrary contained in Section 8.8, Seller at its sole discretion may, but shall have no obligation to, take whatever steps it deems necessary or desirable to protect or maintain the Licensed Intellectual Property, including the institution, prosecution and control of any defense or enforcement of the Licensed Intellectual Property with respect to possible infringement of the Licensed Intellectual Property, at its own expense; provided, however, that nothing in this Agreement shall obligate Seller to assume any responsibility or liability respecting the maintenance or enforcement of the Licensed Intellectual Property or any rights therein or any action or possible action. Purchaser, promptly upon receipt of knowledge thereof, shall give Seller notice of any infringement or alleged infringement of the Licensed Intellectual Property by a third party and any and all threatened or actual claims, disputes, controversies, actions, lawsuits, proceedings, investigations, or the issuance of any order, writ, injunction, award, judgment or decree before or of any court, tribunal, arbitration panel, agency or governmental instrumentality against Purchaser or a third party that is related to infringement of the Licensed Intellectual Property. Such notice will not obligate Seller to take action on such information. In the event Seller chooses to enforce its rights in the Licensed Intellectual Property, all costs and expenses of any such litigation shall be borne solely by Seller and all benefits, damages and settlement, shall be the sole property of Seller, unless otherwise agreed in writing by Seller and Purchaser.

(b)            Purchaser shall not file any pleadings or otherwise take any action in connection with any such infringement or alleged infringement or litigation or threatened litigation described in this Section 2.5 without first obtaining the express written approval of Seller, which approval shall not be unreasonably withheld with respect to possible infringement by a third party occurring within the Licensed Field and/or the Licensed Territory, except as may be necessary to prevent any action adverse to Purchaser or Seller by default or otherwise. Seller, at its sole cost and expense as set forth in (a) above and in its sole discretion, may bring any such suit in the name of Purchaser and shall have the right to join Purchaser in any such lawsuit, or may negotiate a settlement thereof. Purchaser shall reasonably cooperate with and assist Seller in connection with any such suit, action or proceeding, including the giving of testimony and related activities such as testimony preparation, travel, and lodging, at its expense, and shall make available without charge all evidence, documentation, data and information in its possession which might assist Seller in such action. Seller shall keep Purchaser reasonably informed about the progress of any such suit.

(c)            If, during the License Term, Purchaser or any of its Affiliates or sublicensees has, obtains or controls any patent or other Intellectual Property right (by ownership or license) that it developed as an Improvement to, and that could be asserted by Purchaser or its Affiliates or sublicensees to prevent Seller from using the Licensed Intellectual Property in accordance with its retained rights set forth in Section 2.1(b), Purchaser will grant and hereby grants to Seller a perpetual, irrevocable, nonexclusive, worldwide, royalty-free, fully paid-up right and license (with the right to sublicense and to authorize sublicenses to grant further sublicenses), to use such patent or other Intellectual Property right consistent with Seller's retained ownership rights set forth in Section 2.1(b). Notwithstanding the foregoing, if upon expiration of the non-competition period specified in Section 6.10 below, Seller is actively competing with Purchaser in providing Exclusive Licensed Products in the Licensed Field within the Licensed Territory, Seller and Purchaser shall negotiate in good faith appropriate consideration for an Improvement.

2.6.          License Term.

(a)            This Article 2 shall commence on the Effective Date and shall, unless earlier terminated in accordance with this Section 2.6, continue in perpetuity (the “License Term”).

(b)            In the event of a Willful Breach by Purchaser under this Article 2, Seller shall provide [***] written notice to Purchaser identifying such Willful Breach. If such Willful Breach is not cured at the end of such [***] period or, if such Willful Breach is incapable of being cured within such period and Purchaser has not begun substantial efforts to cure such Willful Breach, then Seller may, in its sole discretion and at any time following such [***] period terminate this Article 2 and the licenses granted herein; provided that, if Purchaser in good faith disputes that: (i) a Willful Breach has occurred; (ii) a Willful Breach has not been cured; (iii) a Willful Breach is incapable of being cured; or (iv) Purchaser has not begun substantial efforts to cure a Willful Breach, then, in each case (i) – (iv), Seller may not terminate any portion of this Article 2 until the Parties have completed the dispute resolution process with respect to such dispute in accordance with Section 8.8. For the purposes of clarity, "Willful Breach" means a material breach that (1) is a consequence of an act or failure to act undertaken by Purchaser with actual knowledge after reasonable due inquiry, or the knowledge that a Person acting reasonably under the circumstances should have, that Purchaser's act or failure to act would, or would reasonably be expected to, constitute a breach of this Article 2, and (2) causes harm to Seller that cannot reasonably be remedied by the payment of money damages by Purchaser to Seller.

(c)            The termination of Article 2 pursuant to this Section 2.6(c) shall not release Purchaser from any liability, debt, claim or cause of action accruing against Purchaser under this Article 2 or other consequences arising from any breach or violation of the terms of this Article 2 prior to such termination, nor shall any such termination release Purchaser from its obligations or duties under this Article 2 or otherwise under this Agreement which, by their terms or expressed intent or by their nature would be expected to survive any termination. All provisions of this Article 2 that set forth such obligations or duties and such other general or procedural provisions that may be relevant to any attempt to enforce such obligations or duties shall survive any such termination of this Article 2 until such obligations or duties shall have been performed or discharged in full.

(d)            Upon termination under this Article 2, (i) the licenses granted in Section 2.1 shall immediately terminate, and that portion of any business of Purchaser with respect to Licensed Products that Purchaser cannot therefore continue due to such termination shall be transitioned back to Seller, and (ii) all notes, compilations, and other types of extracts that contain or relate to the Licensed Intellectual Property or Confidential Information shall be returned to Seller by Purchaser within [***] following any such termination and the return of all such materials shall be certified by an officer of Purchaser in writing delivered to Seller within such [***] period, and (iii) Seller shall automatically receive a perpetual, irrevocable, fully-paid up, royalty-free, worldwide license to any Improvements. However, until such time Purchaser is able to transition the business back to Seller fully, Purchaser will (i) continue to fulfill sales of any Licensed Products and Improvements in possession of the Purchaser on the date of termination, (ii) complete the production of Licensed Products and Improvements then in the process of production and sell the same, and (iii) continue to satisfy warranty and other claims with respect to Licensed Products and Improvements sold by Purchaser. Any damages incurred by Seller as a result of Purchaser’s activities during the transition period will be the responsibility of Purchaser.

2.7.         Compliance with Laws. Purchaser shall perform its obligations under Article 2 in compliance with all Laws governing the subject matter of Article 2 including export Laws, rules and regulations.

Article 3
EFFECTIVE DATE; DELIVERIES

3.1.         Effective Date. The consummation of the transactions contemplated by this Agreement shall take place at the offices of Seller at 1944 E Sky Harbor Circle North, Phoenix, AZ 85034, or at such other place as the Parties may agree. This Agreement is effective as of the date hereof (the “Effective Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to take place at 11:59 p.m. on the Effective Date.

3.2.         Deliveries. At the Effective Date,

(a)           Purchaser shall deliver to Seller:

(i)           the Purchase Price,

(ii)          an executed copy of the Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A (the “Bill of Sale”),

(iii)         an executed copy of the Transition Services Agreement, and

(iv)         a certificate of the secretary of Purchaser with incumbency, including a Pennsylvania certificate of good standing of Purchaser and attesting to the approval of this Agreement and the transactions contemplated hereby and thereby.

(b)           Seller shall deliver to Purchaser:

(i)           an executed copy of the Bill of Sale,

(ii)          an executed copy of the Transition Services Agreement, and

(iii)         a certificate attesting to the approval of this Agreement and the transactions contemplated hereby and a Delaware certificate of good standing of Seller.

3.3.         Allocation of Purchase Price. The portion of the Purchase Price paid at the Effective Date (which for this purpose shall include those Assumed Liabilities assumed at the Effective Date that constitute Liabilities for federal income tax purposes) shall be allocated among the Purchased Assets and the Licensed Technology transferred to Purchaser in the manner required by section 1060 of the Code as shown on an allocation schedule to be prepared by Purchaser as soon as practicable after the Effective Date. Purchaser shall provide Seller with such allocation schedule and Purchaser shall make such revisions or changes to such schedule as shall be reasonably requested by Seller and approved by Purchaser, each acting in good faith. In the event Purchaser and Seller are unable to agree on the allocation of the portion of the Purchase Price paid at the Effective Date in such manner, then each shall be free to do its own allocation of such portion of the Purchase Price. In the event Purchaser and Seller do agree on the allocation of the portion of the Purchase Price paid at the Effective Date, then such allocation shall be binding on them for federal, state, local and other tax reporting purposes, including filings on Internal Revenue Service Form 8594, and neither of them shall assert or maintain a position inconsistent with such allocation.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, as of the Effective Date, but only to the extent such representations and warranties relate to Seller or the Purchased Assets or the Assumed Liabilities to be transferred from Seller to Purchaser at the Effective Date, and except as set forth on the disclosure schedules delivered by Seller to Purchaser concurrently herewith (the “Disclosure Schedules”) (it being understood that any matter set forth in the Disclosure Schedules shall be deemed disclosed with respect to all sections of this Article 4 to which such matter would reasonably be expected to apply, whether or not a specific cross reference appears):

4.1.          Corporate Status. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets, and the conduct of its business requires it to be so qualified or otherwise authorized, except where the failure to be so qualified or otherwise authorized would not have a Seller Material Adverse Effect.

4.2.          Authority. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Seller, and will be duly executed and delivered by Seller, and, assuming due authorization and delivery by Purchaser, this Agreement and the Transaction Documents constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3.          No Conflict; Government Authorizations.

(a)            Except as set forth in Section 4.3(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby shall not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any of the Purchased Assets under (i) the certificate of incorporation, by-laws, or other organizational or governing documents of Seller, (ii) any Assumed Contract or (iii) subject to the matters described in Section 4.3(b), Law applicable to the Purchased Assets, other than in the case of clauses (ii) or (iii) above, any such conflicts, violations, defaults, rights or Encumbrances that would not have a Seller Material Adverse Effect.

(b)            Except as set forth in Section 4.3(b) of the Disclosure Schedule, no material consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, other than those that, if not made or obtained, individually or in the aggregate, would neither materially hinder nor materially delay the Effective Date nor result in a Seller Material Adverse Effect.

(c)            Except as set forth in Section 4.3(c) of the Disclosure Schedule, no Assumed Contract prohibits either (i) Seller’s assignment or delegation of such Assumed Contract, or (ii) Seller’s assignment or delegation of its rights, interests or obligations under such Assumed Contract, in each case, in whole or in part, by operation of Law or otherwise, except as would not be material to the Licensed Products, taken as a whole.

(d)            Except as set forth in Schedule 8.2(a)(iii), Seller has no Knowledge of any Pre-Existing Agreement.

4.4.         Legal Proceedings. Except as set forth in Section 4.4 of the Disclosure Schedule, there are no material claims, actions, suits, investigations or proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller (but in each case, only with respect to the Purchased Assets or Exclusive Licensed Products) by or before any Governmental Authority, and Seller has no Knowledge of any material claim by a customer or other third party that challenges the validity of any Licensed Intellectual Property to the extent relating to the Purchased Assets or Exclusive Licensed Products.

4.5.         Assumed Contracts. Seller is not in material breach of or default under any Assumed Contract. Each Assumed Contract is a legal, valid, and binding obligation of Seller and, to the Knowledge of Seller, each other party to such Assumed Contract, and is enforceable against Seller and, to the Knowledge of Seller, each such other Person in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, relating to or affecting to the enforcement of creditors’ right in general and by general principles of equity. Seller has not received any written notice or claim of material default under any Assumed Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any such Assumed Contract. Seller has Made Available to Purchaser materially true and complete copies of each Assumed Contract, including all material amendments thereto. Except as set forth in Section 4.5 of the Disclosure Schedule, Seller has not posted any surety bond or letter of credit with respect to the Purchased Assets or Exclusive Licensed Products.

4.6.         Taxes.

(a)            Seller has duly and timely filed all Tax Returns relating to the Purchased Assets or Exclusive Licensed Products required to be filed by it (taking into account all applicable extensions) with the appropriate taxing authority. All such Tax Returns are complete, true and correct in all material respects as they relate to the Purchased Assets or Exclusive Licensed Products. Seller has paid all Taxes shown on all filed Tax Returns that specifically relate to the Purchased Assets or Exclusive Licensed Products on a timely basis.

(b)            There are no material known Encumbrances for Taxes upon any of the Purchased Assets, except for Encumbrances for Taxes not yet due and payable.

4.7.         Personal Properties. Seller has all necessary rights, title and interest to the Inventory and Equipment included in the Purchased Assets free and clear of any Encumbrances, other than Permitted Encumbrances.

4.8.         No Brokers. Neither Seller nor any of its Affiliates, officers, employees or agents has employed, retained or engaged any broker or finder or incurred any Liability for any brokerage, finder’s or similar fees or commissions with respect to this Agreement or the transactions contemplated by this Agreement.

4.9.         Rights to Licensed Intellectual Property. Except as would not materially and adversely affect Purchaser’s rights under the Agreement, unless otherwise noted herein, (a) Seller owns the Licensed Intellectual Property or has the right to grant the licenses granted herein; and (b) there is no legal action pending against Seller that challenges the ownership of the Licensed Intellectual Property or written claims that the Licensed Products infringe the Intellectual Property rights of any third party or, to the Knowledge of Seller, threatened in writing against Seller before any Governmental Authority that challenges the validity of the Licensed Intellectual Property. Without limiting the generality of the foregoing, and except as otherwise expressly set forth in Article 2, the Licensed Intellectual Property is being delivered on as “AS IS, WHERE IS” basis subject to actual availability, in the data format existing and used by Seller as of the Effective Date, which may include paper and electronic formats.

4.10.       Compliance With Laws. Seller (with respect to the Licensed Products) is in material compliance with all Laws, applicable to the business of the Licensed Products. In the twelve (12) months preceding the date hereof, no written notice (including any notice relating to an action) has been received by Seller from any Governmental Authority (with respect to the Licensed Products) alleging a material violation of any such Laws that has not been cured relating to the Licensed Products.

4.11.       Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NONINFRINGEMENT OR ANY WARRANTY ARISING OUT OF COURSE OF DEALING OR TRADE USAGE), WITH RESPECT TO SELLER OR ITS FINANCIAL CONDITION OR ANY OF ITS ASSETS (INCLUDING THE PURCHASED ASSETS AND LICENSED INTELLECTUAL PROPERTY), LIABILITIES OR OPERATIONS, OR ITS PAST, CURRENT OR FUTURE PROFITABILITY OR PERFORMANCE OR ANY OTHER MATTER, AND SELLER SPECIFICALLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 4, PURCHASER IS PURCHASING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that, as of the Effective Date:

5.1.         Corporate Status. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Purchaser (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized, except where the failure to be so qualified or otherwise authorized would not have a Purchaser Material Adverse Effect.

5.2.         Authority. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Purchaser, and, assuming due authorization and delivery by Seller, this Agreement and the Transaction Documents constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3.         No Conflict; Required Filings.

(a)            The execution and delivery of this Agreement and the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby shall not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any material Encumbrance upon any of the properties or assets of Purchaser under, any provision of (i) the certificate of incorporation, by-laws or other organizational or governing documents of Purchaser, (ii) any material Contract to which Purchaser is a party or by which it is bound or (iii) any Governmental Order or, subject to the matters described in Section 5.3(b), Law applicable to Purchaser or its property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Encumbrances that would not have a Purchaser Material Adverse Effect.

(b)            No material consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, other than those that, if not made or obtained, individually or in the aggregate, would not materially hinder nor materially delay the Effective Date or result in a Purchaser Material Adverse Effect.

5.4.         Legal Proceedings. There are no claims, actions, suits, investigations or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or any of their respective properties before any Governmental Authority except as would not have a Purchaser Material Adverse Effect.

5.5.         Sufficient Funds. Purchaser has sufficient funds to enable it to pay to Seller the Purchase Price as contemplated herein. Immediately following the Effective Date after giving effect to the transactions contemplated hereby, Purchaser will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities, including contingent Liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that shall be required to pay the probable Liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it shall, incur debts or Liabilities beyond such Person’s ability to pay such debts and Liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent Liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

5.6.         No Reliance.

(a)            Purchaser is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation and purchase of the Purchased Assets and license of Licensed Products, and has had such access to the personnel and properties of Seller (but only in so far as it relates to the Purchased Assets and Licensed Products) as it deems necessary and appropriate to make such evaluation and purchase.

(b)            Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation and has agreed to purchase the Purchased Assets and license the Licensed Products based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in this Agreement. Without limiting the foregoing, Purchaser disclaims any reliance on (i) any information (in any form) made available to it or any of its agents, advisors, officers, directors, employees or representatives (collectively, “Representatives”) in “data rooms”, functional “break-out” discussions, oral or written responses to questions submitted on behalf of it or other communications between it or any of its Representatives, on the one hand, and Seller or any of its Representatives, on the other hand; (ii) any projections, estimates or budgets delivered to or made available to it or any of its Representatives, or which is made available to it or any of its Representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller or its Affiliates, or (iii) the accuracy or completeness of any other information with respect to the Purchased Assets or Licensed Products or the transactions contemplated by this Agreement or otherwise.

(c)            Purchaser does not have any Knowledge that the representations and warranties of Seller in this Agreement and the Disclosure Schedule are not true and correct in all material respects and Purchaser does not have any Knowledge of any material errors in, or material omissions from, the Disclosure Schedule.

5.7.         No Brokers. Neither Purchaser nor any of its Affiliates, officers, employees or agents has employed, retained or engaged any broker or finder or incurred any Liability for any brokerage, finder’s or similar fees or commissions with respect to this Agreement or the transactions contemplated by this Agreement.

5.8.         Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article 5, Purchaser makes no representation or warranty, express or implied, at Law or in equity, with respect to Purchaser, its Affiliates, its businesses or financial condition or any of their respective assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

Article 6
COVENANTS

6.1.         Confidentiality; Access to Information. The Parties acknowledge that the information being Made Available to each other and their Affiliates (or their respective Representatives) is subject to the terms of a confidentiality agreement dated [***], between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Effective Date, the Confidentiality Agreement will terminate; provided, however, that Purchaser acknowledges that its confidentiality obligations in the Confidentiality Agreement will terminate only with respect to information Made Available by Seller to Purchaser relating to the Purchased Assets. Purchaser hereby acknowledges that any and all other information provided or Made Available to it or its Affiliates (or their respective Representatives) by Seller or its Affiliates (or their respective Representatives) concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Effective Date. Notwithstanding the foregoing, however, the Parties acknowledge that (i) the terms and conditions of Article 2, and (ii) any Licensed Technology or information, data and materials that Purchaser obtains from Seller, or Confidential Information Seller obtains from Purchaser, pursuant to Article 2, including Licensed Technology that is disclosed pursuant to the Transition Services Agreement, is subject to the confidentiality provisions set forth in Article 2.

6.2.         Publicity. Seller shall not, and shall not permit its Affiliates to, and Purchaser shall not, and shall not permit its Affiliates to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, which approval shall not be unreasonably withheld or delayed, unless, in the reasonable judgment of Seller or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Seller or Purchaser or any of its Affiliates lists its securities; provided that, to the extent required by applicable Law or by the rules of any stock exchange on which Seller or Purchaser or any of its Affiliates lists its securities, the Party intending to make such release or announcement shall use its commercially reasonable efforts consistent with such applicable Law or rule to consult with the other Party with respect to the text thereof and, provided further, that no Party shall be required to obtain consent pursuant to this Section 6.2 to the extent any proposed release or announcement includes information that has previously been made public without breach of the obligations under this Section 6.2.

6.3.         Further Action. Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions (within their respective control) necessary or appropriate to consummate the transactions contemplated by this Agreement; provided that, except as expressly set forth otherwise in this Agreement, nothing in any Transaction Document shall obligate either Party to incur any Liability (including any Liability for any transfer, consent or similar fee) in connection with obtaining any consent, approval or authorization required under any Contract, Permit or other instrument of the Licensed Products as a result of the transactions contemplated by this Agreement or any Transaction Document or required to maintain any such Contract, Permit or other instrument in full force and effect after the Effective Date. Without limiting the generality of the foregoing, from time to time after the date hereof, and for no further consideration, subject to applicable law, each of Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby, including (a) transferring back to Seller or its designated Affiliates any asset or Liability which was inadvertently transferred at the Effective Date, and (b) transferring to Purchaser any asset or Liability contemplated by this Agreement to be transferred to Purchaser at the Effective Date and which was not so transferred at the Effective Date. After the Effective Date, Purchaser and Seller shall use commercially reasonable efforts to cause (i) any Equipment exclusively used in the manufacture of Exclusive Licensed Products to be transferred to Purchaser, notwithstanding any inadvertent omission of such Equipment from Schedule 1.1(a)(iii) and (ii) any Equipment not exclusively used in the manufacture of the Exclusive Licensed Products to be transferred or retained by Seller, notwithstanding any inadvertent inclusion of such Equipment on Schedule 1.1(a)(iii).

6.4.         Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party hereto incurring such expenses. Seller shall be fully reimbursed for any costs and expenses incurred after the Effective Date of this Agreement that should have been borne by Purchaser. Seller will invoice Purchaser for such costs and expenses as incurred, but no more frequently than on a monthly basis, and the invoice will be due thirty (30) days from date of invoice. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be borne solely by Purchaser, and Purchaser shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. Purchaser shall pay all expenses relating to any consent, certification, permit or approval sought in connection with the transactions contemplated hereby.

6.5.         Payments Received. Seller and Purchaser each agree that, after the Effective Date, it shall hold and shall promptly transfer and deliver to the other Party, from time to time as and when received by it and in the currency received, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive after the Effective Date hereof which property belongs to the other Party, including any payments of accounts receivable and insurance proceeds, and shall account to the other Party for all such receipts. In the event of a dispute between the Parties regarding any Party’s obligations under this Section 6.5, the Parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

6.6.         Seller’s Marks. Except as expressly set forth in this Section 6.6, Purchaser, each of its Affiliates and its and their respective directors, officers, successors, assigns, agents, or Representatives shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or register or seek to register, in connection with any products or services anywhere in the world in any medium, any Intellectual Property that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin characterized as a Retained Asset including the HONEYWELL mark (collectively, “Seller’s Marks”), nor shall any of them challenge or voluntarily assist any third party in opposing the rights of Seller in any such Intellectual Property anywhere in the world. In addition, and subject to the restrictions set forth herein, Seller hereby grants to Purchaser, and Purchaser hereby accepts, effective at the time of the Effective Date with respect to the Purchased Assets that are transferred to Purchaser at the Effective Date, a personal, non-assignable, nonexclusive, royalty-free transition license solely to continue to use Seller’s Marks only as necessary in connection with Purchaser’s applications for Certifications and approval for those parts subject to Certification review and approval until such time as Purchaser’s applications have been approved or otherwise concluded, but no later than eighteen (18) months after the Effective Date, whichever occurs first. For the avoidance of doubt, Purchaser may continue to distribute, sell or dispose of the finished goods inventory with the HONEYWELL mark until consumed.

Purchaser will add a legend, which must be approved in advance and in writing by Seller, to any drawing that contains a Seller’s Mark and is used by Purchaser either in its Certification applications or in its ongoing operations to manufacture and support the Licensed Products, to indicate that the drawing is being used by Purchaser pursuant to a license from Seller. Purchaser’s ability to use a properly-legend drawing containing a Seller’s Mark in Purchaser’s ongoing operations is without a time restriction; however, whenever commercially feasible Purchaser will replace a drawing that contains a Seller’s Mark with Purchaser’s own drawing that does not contain a Seller’s Mark. All use of Seller’s Marks as permitted hereunder shall inure solely to the benefit of Seller.

6.7.         Bulk Sales Laws. Seller and Purchaser each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfers” or similar Laws of any state.

6.8.         Retention and Access to Records. Seller shall maintain for [***] all records related to the Purchased Assets and Licensed Products that are required to be maintained by Seller under applicable Law or Seller’s written record retention policy, and from time to time upon reasonable request shall allow Purchaser access to same, the results of such access to be treated as Confidential Information.

6.9.         Insurance. Commencing on the Effective Date and continuing through the License Term, Purchaser, at its sole cost and expense, shall obtain and maintain in full force and effect a policy of insurance insuring against those risks customarily insured under comprehensive general liability policies, including contractual liability, and sufficient insurance to cover its indemnity and hold harmless contractual obligations herein including, without limitation, the following:

[***]

(a)            Such insurance will: 1) specifically recognize and insure the contractual liability assumed by Purchaser under this Agreement; 2) provide that the contractual liability is primary insurance with respect to Seller and will not be reduced by or have any recourse against any insurance that might be available to Seller; 3) provide that no cancellation, material change, or non-renewal becomes effective except upon thirty (30) Days prior written notice to Seller; 4) specifically waive insurer’s rights of subrogation against Seller to the same extent as Purchaser’s indemnification obligations under this Agreement;  and 5) be written with carrier/carriers with a minimum rating of “A-, X” by A.M. Best Rating agency or equivalent agency.

(b)            Should Purchaser’s policies provide a limit of liability in excess of such amounts, Seller will have the right of the benefit of the full extent of the coverage available.

(c)            Upon request by Seller, Purchaser will furnish Certificates of Insurance to Seller evidencing the insurance required herein.  From thereon, Purchaser will furnish a valid Certificate of Insurance to Seller annually, upon written request, as required pursuant to Section 8.1 of this Agreement. Any such Certificate of Insurance must include Seller as an additional named insured.

6.10.       Noncompetition.

(a)            For a period of [***] from the Effective Date, Seller agrees that it will not directly or indirectly engage in the (1) manufacture, sale, import, export or distribution of Exclusive Licensed Products; or (2) repair and overhaul of Exclusive Licensed Products, in each case in the Licensed Field (the “Restricted Activities”); provided, however, that nothing in this Section 6.10 shall be deemed to limit in any way the conduct of the Excluded Businesses, and such activities and business shall be excluded from the definition of Restricted Activities for all purposes related to this Agreement. In the event of any assignment of this Agreement pursuant to Section 8.6, the obligations of Seller under this Section 6.10 shall terminate.

(b)            The restrictions set forth in this Section 6.10 shall not be construed to prohibit or restrict Seller or its Affiliates from acquiring any Person or business that engages in the Restricted Activities, provided that (i) the engagement in such Restricted Activities do not constitute the principal part of the activities of the Person or business to be acquired (based on total revenues expressed in United States dollars or calculated in United States dollars utilizing the relevant and then applicable current foreign exchange rate, of all sales of such Person or business during the consecutive four (4) full calendar quarters immediately preceding the Effective Date of acquisition of such Person or business) and (ii) if the Restricted Activities constitute in excess of [***] of the revenues of the Person or business acquired, Seller shall (1) promptly provide written notice to Purchaser after its acquisition of such Person or business and (2) use its commercially reasonable efforts to divest that portion of the Person or business that engages in the Restricted Activities within twelve (12) months after its acquisition of such Person or business.

(c)            Notwithstanding this Section 6.10, if Article 2 (License) is terminated before the [***] anniversary of the Effective Date, Seller’s obligations set forth in this Section 6.10 shall be immediately terminated and of no further force and effect.

(d)            Notwithstanding anything to the contrary in this Agreement (or the Transaction Documents), this Section 6.10 shall not apply to (i) any business or operations of Seller or any of its Affiliates which are transferred to any third party after the date hereof, (ii) any subsidiaries of Seller the stock of which is transferred to any third party after the date hereof, (iii) any Affiliate of Seller who becomes an Affiliate as a result of a change in control of Seller or (iv) any acquisition of securities by Seller’s (or any of Seller’s Affiliate’s) pension trust or similar employee benefit plan investment vehicle, provided that any securities acquired shall be held for investment purposes only and such benefit plans comply with the Employee Retirement Income Security Act of 1974 requirements as to the independence of investment decisions.

(e)            “Excluded Businesses” means

[***]

6.11.       Regulatory Obligations

(a)            Purchaser recognizes that time is of the essence and agrees to use commercially reasonable efforts to obtain all regulatory requirements that would enable Purchaser to perform, including without limitation all applicable Type Certificates (“TC”), Parts Manufacturer Approval (“PMA”) and Technical Standard Order (“TSO”) for the Exclusive Licensed Products as soon as possible following the Effective Date (collectively “Certifications”). In furtherance thereof, Purchaser shall submit its application for Certifications for the Exclusive Licensed Products to the applicable aviation regulatory authority, such as the United States Federal Aviation Administration (the “FAA”), as soon as capable. Seller will provide commercially reasonable assistance for Purchaser’s applications for Certifications through the period of and in accordance with the Transition Services Agreement. Any further assistance desired by Purchaser with respect to its Certification applications after the end of the Transition Services Agreement will be negotiated by the Parties. Until such time as Purchaser receives all Certifications for the Exclusive Licensed Products, Purchaser shall provide Seller with monthly written progress reports regarding its pursuit of Certifications for the Exclusive Licensed Products, which reports shall include status by Certification Type, part number and the contact person at the regulatory body with whom Purchaser is working to obtain such Certifications for the Exclusive Licensed Products.

(b)            Notwithstanding anything to the contrary in this Agreement, Purchaser shall be solely responsible for obtaining (including expenses or fees therefor and the preparation of any documentation or applications), any necessary FAA or other regulatory authority certifications, permits or approvals in connection with its use of the Licensed Technology and manufacture or sale of Licensed Products or Improvements.

(c)            Purchaser commits that it is able to qualify with Seller to perform direct ship at the Effective Date, subject to Seller’s assistance related to aviation regulatory certifications (e.g. FAA 8130 Airworthiness Tags). Subject to the foregoing qualification, Seller will make commercially reasonable efforts to provide Purchaser with a direct ship authorization letter within three months following such qualification unless otherwise mutually agreed. For the avoidance of doubt, any activities of Purchaser under Seller’s direct ship authority will be subject to Seller’s compliance requirements, including compliance with Seller’s quality management system and labeling of Licensed Products in accordance with Seller requirements.

(d)            Purchaser shall have the obligation to configure drawings of Exclusive Licensed Products as the design authority for such parts.  Seller will no longer be considered the design authority for such Exclusive Licensed Products and will remove design authority of drawings for such Exclusive Licensed Products.  Seller will retain design authority for any part that is not an Exclusive Licensed Product and Purchaser will not configure drawings as design authority for any such part.

(e)            In the event Purchaser makes Non-Exclusive Licensed Product Improvements to any Non-Exclusive Licensed Product part that is not an Exclusive Licensed Product, Purchaser will change the base part number of such part and change the drawing once the edits capturing the changes are completed.  Such part will then be considered an Exclusive Licensed Product and Purchaser will also become the design authority for such part.

(f)            In the event that a part is unintentionally misidentified as an Exclusive Licensed Product when such part is in fact not an Exclusive Licensed Product, such part will be treated as not an Exclusive Licensed Product and Seller will not be held in breach for the use of such part.

(g)            Upon Seller’s request, Purchaser shall provide Seller with information in connection with the Purchased Assets or Licensed Products that Seller requires to comply with Seller’s regulatory requirements or contractual obligations.

6.12.       Pre-Existing Agreements. In the event that Seller becomes aware of any Pre-Existing Agreement that it inadvertently failed to schedule on Schedule 8.2(a)(iii), Seller will promptly notify Purchaser and amend Schedule 8.2(a)(iii) accordingly. Any inadvertent failure by Seller to schedule a Pre-Existing Agreement on Schedule 8.2(a)(iii) shall not be deemed to be a breach of this Agreement by Seller.

6.13.       Tax Matters. The Purchase Price excludes all taxes (including but not limited to, sales, use, excise, value-added, and other similar taxes), duties and charges.  Purchaser is responsible for all such taxes, duties and charges resulting from this Agreement or as a result of Seller’s performance hereunder, whether now or hereafter imposed, levied, collected, withheld, or assessed.  If Seller is required to impose, levy, collect, withhold or assess any such taxes, duties or charges on any transaction under this Agreement, then in addition to the purchase price, Seller will invoice Purchaser for such taxes, duties, and charges unless at the time of order placement Purchaser furnishes Seller with an exemption certificate or other documentation sufficient to verify exemption from such taxes, duties or charges.  If any income taxes are required to be withheld from amounts paid or payable to Seller under this Agreement, Purchaser will withhold the required amount income of taxes and pay such taxes on behalf of Seller to the relevant taxing authority in accordance with applicable law and Purchaser will forward proof of such income tax withholding sufficient to establish the withholding amount and recipient to Seller within 60 days of payment.  In no event will Seller be liable for taxes paid or payable by Purchaser. Any provision of this Agreement to the contrary notwithstanding, in no event will Purchaser be liable for any taxes attributable to the use and/or existence of the Purchased Assets prior to the Effective Date, and any tax bill that relates to both the period prior to the Effective Date and after the Effective Date shall be apportioned accordingly between Seller and Purchaser. This clause will survive expiration or any termination of this Agreement.

6.14.       Form 8-K Filing; Financial Information. Seller shall use commercially reasonable efforts to timely furnish to Purchaser any financial information or other customary documentation as Purchaser shall reasonably request to the extent that, in the opinion of external counsel, a Form 8-K is required to be filed with the SEC and that such information or documentation is necessary for Purchaser to timely complete the filing of such Form 8-K with the SEC (including as required by Item 9.01(a) of Form 8-K) in connection with the transactions contemplated by this Agreement. In such case, Seller shall provide reasonable access, during normal business hours and in a manner as to not interfere unreasonably with the conduct of Seller’s or its Affiliates’ businesses, to the members of Seller’s personnel set forth on Schedule 6.14 to the extent necessary to assist Purchaser with its preparation of the financial information required in connection with such Form 8-K (including providing an introduction to Seller’s auditor and using commercially reasonable efforts to obtain any consents required by such auditor to enable such auditor to assist Purchaser with such Form 8-K); provided that in no event shall Purchaser or its Representatives be granted or otherwise receive access to any of Seller’s or its Affiliates’ systems, networks, books, records or data unless expressly provided by Seller pursuant to this Section 6.14. All disclosures on any such Form 8-K (including any exhibits and amendments thereto) shall be subject to Section 6.2; provided that Seller shall be provided with a reasonable advance opportunity to review any proposed filing by Purchaser that incorporates information provided by Seller and shall be entitled to object to or seek to limit such disclosure to avoid the disclosure of information that does not relate to the Licensed Products or is not required to be disclosed pursuant to applicable SEC regulations. Whether Purchaser does or does not file a Form 8-K or financial statements with the SEC under applicable Law, Purchaser shall reimburse Seller within [***] of receipt of detailed invoices for all reasonable internal and out-of-pocket costs, fees and expenses (without mark-up) actually incurred by Seller in connection with the preparation and delivery of the information provided pursuant to this Section. Moreover, Seller and its Affiliates shall not become subject to any Liability to Purchaser, any of Purchaser’s Affiliates, or any purchaser or seller of securities of any of Purchaser, an Affiliate of Purchaser, or any other Person directly or indirectly claimed or arisen from or in connection with the inclusion of the information provided by Seller hereunder in any filing by Purchaser or any Person in any form filed with the SEC, and Purchaser shall indemnify Seller pursuant to Section 7.2(b) for the same.

6.15.       Non-Solicitation; Non-Hire. For a period of [***] from the Effective Date, without the prior written consent of Seller, Purchaser and its Affiliates will not, directly or indirectly, solicit for employment (whether as an employee, consultant, advisor or independent contractor), any officer or employee of Seller who within the [***] prior to the Effective Date had been engaged in the business to which the Purchased Assets or Exclusive Licensed Products relates, whether in an engineering, development, testing, sales, operational, or other capacity; provided, that the foregoing does not prohibit Purchaser or its Affiliates from making general solicitations for employment by means of advertisements, public notices, or job search engines or websites that are not targeting such individuals.

Article 7
SURVIVAL; INDEMNIFICATION

7.1.         Survival of Representations, Warranties and Agreements. The representations and warranties of the Parties contained in Articles 4 and 5 shall, subject to the proviso to this sentence, terminate on the date that is [***] months after the Effective Date; provided, however, that the representations and warranties contained in [***] shall survive the applicable statute of limitations with respect to such matters. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the date hereof shall survive the date hereof, unless otherwise specified by their terms, and remain in full force and effect in accordance with their terms. The period of time a representation or warranty or covenant or agreement survives the Effective Date pursuant to this Section 7.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Article 7 shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent of and in the amount of the claim as made prior to the expiration of the Survival Period, until such claim is finally resolved. No Party shall be entitled to indemnification hereunder for any breach of a representation or warranty unless the notice of claim is given prior to the date on which such representation or warranty expires.

7.2.         Indemnification. Subject to the terms, conditions and limitations set forth in this Article 7, from and after the date hereof:

(a)            Seller shall indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, the “Purchaser Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Purchaser Indemnified Parties arising out of (i) any breach of any representation or warranty made by Seller in Article 4, as modified by the Disclosure Schedule; for the avoidance of doubt, any “material” or “materiality” limitations or qualifications shall be given full effect in the representations and warranties, or (ii) any failure to perform any covenant or agreement of Seller set forth in this Agreement. Notwithstanding the foregoing, in no event shall Seller be obligated to indemnify the Purchaser Indemnified Parties for any Losses pursuant to this Section 7.2(a) to the extent such Losses are subject to an indemnity by Purchaser pursuant to Section 7.2(b)).

(b)           Purchaser shall indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, the “Seller Indemnified Parties”) from and against any Losses that are imposed on or incurred by Seller Indemnified Parties arising out of (i) any breach of any representation or warranty made by Purchaser in Article 5; for the avoidance of doubt, any “material” or “materiality” limitations or qualifications shall be given full effect in the representations and warranties, (ii) any failure to perform any covenant or agreement of Purchaser set forth in this Agreement, (iii) the Assumed Liabilities, (iv) the ownership of the Purchased Assets and the use and possession of the Purchased Assets or Licensed Products on or after the Effective Date; (v) Purchaser’s, its permitted sublicensees’, or their respective Affiliates, Representatives, distributors, contractors or customers’ manufacture, sale, import, export, advertising, marketing or distribution of the Exclusive Licensed Products or Exclusive Licensed Product Improvements thereto on or after the Effective Date, including but not limited to any claim that such use, manufacture, sale, import, export, marketing, advertising or distribution infringes or misappropriates any Intellectual Property right of a third party; and (iv) any Liability arising from Seller’s provision of financial or other information or documentation pursuant to Section 6.14 (Form 8-K Filing; Financial Information), including any claim by or on behalf of any purchaser or seller of securities of Purchaser, or in connection with or following any acquisition of Purchaser, whether via merger, purchase of equity, purchase of all or substantially all the assets of Purchaser, or otherwise. Notwithstanding the foregoing, in no event shall Purchaser be obligated to indemnify the Seller Indemnified Parties for any Losses pursuant to this Section 7.2(b) to the extent such Losses are subject to an indemnity by Seller pursuant to Section 7.2(a)).

7.3.         Indemnification Procedures.

(a)            In order for a Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 7 in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying Party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

(b)            The Indemnifying Party shall have the right to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnifiable hereunder and to select counsel of its choice. If the Indemnifying Party does not within thirty (30) calendar days of its receipt of notice of a Third-Party Claim pursuant to Section 7.3(a) elect to defend against or negotiate any Third-Party Claim which relates to any Losses indemnifiable hereunder, the applicable Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. If the applicable Indemnified Party defends any Third-Party Claim, then the Indemnifying Party shall promptly reimburse the applicable Indemnified Party for the reasonable actual, documented costs and expenses of defending such Third-Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third-Party Claim, the applicable Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim; provided, however, that such applicable Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of external counsel to the applicable Indemnified Party, a conflict or potential conflict exists between the applicable Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Third-Party Claim.

(c)            If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall (and shall cause the applicable Indemnified Parties to) agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that (i) involves only money damages, (ii) by its terms obligates the Indemnifying Party (or its Affiliates) to pay the full amount of the Liability in connection with such Third-Party Claim, (iii) does not require any payment or other action by, or impose any obligation or restriction on, any Indemnified Party, and (iv) releases all Indemnified Parties in connection with such Third-Party Claim, and in all other cases the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed) provided however that in no event shall Purchaser agree to any settlement, compromise or discharge of any Third-Party Claim brought pursuant to Section 7.2(b)(v), or that imposes any obligation or restriction on any Seller Indemnified Party with respect to the Licensed Intellectual Property, without the prior written consent of Seller. If the Indemnifying Party elects not to assume the defense of a Third-Party Claim, the applicable Indemnified Parties shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed).

(d)            In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article 7 that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same, together with the supporting information set forth in Section 7.3(a). The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party under this Article 7, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure.

(e)            The Indemnified Party shall take, and shall cause its respective Affiliates to take, all reasonable steps to mitigate or otherwise minimize any Losses that form the basis of a claim for indemnification under this Article 7.

(f)            An Indemnifying Party making any indemnification payment under this Article 7 shall be subrogated to all rights of the applicable Indemnified Party in respect of any Losses indemnified by such party.

(g)            For the avoidance of doubt, the Indemnified Party shall notify the Indemnifying Party with respect to any claim as to which indemnification is sought hereunder even though the amount thereof plus the amount of other claims previously notified by the Indemnified Party in aggregate is less than the Threshold Amount.

7.4.         Indemnification Limitations.

(a)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be liable for indemnification pursuant to Section 7.2(a)(i) unless and until the aggregate amount of all Losses with respect to Section 7.2(a)(i) that are imposed on or incurred by the Purchaser Indemnified Parties exceeds the amount set forth on Schedule 7.4(a) (the “Threshold Amount”), in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Threshold Amount; provided, however, that the limitation set forth in this sentence shall not apply with respect to any claim for indemnification in respect of any breach of Sections 4.1 (Corporate Status), 4.2 (Authority), 4.7 (Personal Properties) and 4.8 (No Brokers) (each, a “Seller Fundamental Representation and Warranty”). Notwithstanding the foregoing, Seller shall not be liable for indemnification with respect to any Loss from a claim by the Purchaser Indemnified Parties hereunder of less than [***] (each, a “De Minimis Loss”) and all such Losses shall be disregarded and shall not be aggregated for purposes of the Threshold Amount; provided, however, that the limitations set forth in this sentence shall not apply with respect to any claim for indemnification in respect of any Seller Fundamental Representation and Warranty or which is based upon fraud.

(b)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser be liable for indemnification pursuant to Section 7.2(b)(i) unless and until the aggregate amount of all Losses with respect to Section 7.2(b)(i) that are imposed on or incurred by the Seller Indemnified Parties exceeds the Threshold Amount, in which case the Seller Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Threshold Amount; provided, however, that the limitation set forth in this sentence shall not apply with respect to any claim for indemnification in respect of any breach of Sections 5.1 (Corporate Status), 5.2 (Authority), 5.6 (No Reliance), 5.7 (No Brokers), and 5.8 (Disclaimer of Other Representations and Warranties) (each, a “Purchaser Fundamental Representation and Warranty”). Notwithstanding the foregoing, Purchaser shall not be liable for indemnification under Section 7.2(b)(i) with respect to any Loss from a claim by the Seller Indemnified Parties hereunder of less than the De Minimis Loss and all such Losses shall be disregarded and shall not be aggregated for purposes of the Threshold Amount; provided, however, that the limitations set forth in this sentence shall not apply with respect to any claim for indemnification in respect of any Purchaser Fundamental Representation and Warranty, payment shortfalls, or audit findings, or which is based upon fraud.

(c)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be required to make payments for indemnification with respect to any breaches of representations and warranties or have any other Liability or obligation pursuant to this Agreement in an aggregate amount in excess of the amount set forth on Schedule 7.4(c); provided, however, that the limitations set forth in this sentence shall not apply with respect to any claim in respect of any Seller Fundamental Representation and Warranty, which shall not exceed an aggregate amount in excess of the Purchase Price, nor with respect to claims based upon fraud.

(d)            In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) amounts recoverable by the Indemnified Party under indemnification agreements or arrangements with third parties or under any insurance policy applicable to such Indemnified Party with respect to such Losses (each, a “Collateral Source”), and (ii) any actual recovery by the Indemnified Party from any Person with respect to such Losses. In the event of any indemnification claim paid, Seller may, in its sole discretion, require any Indemnified Party to grant to Seller an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source. If the amount to be netted hereunder from any payment required under Article 7 is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article 8 the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that such Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.

(e)            Subject to the other provisions of this Section 7.4, but notwithstanding any other provision of this Agreement, in no event shall Seller be liable for any punitive damages or any special, incidental, indirect or consequential damages of any kind or nature (including lost profits, damages resulting from business interruption or any damages, losses that are imposed on or incurred by any customers of Purchaser or any other third party that does business with Purchaser, or losses arising out of the operation or use of the Licensed Intellectual Property, including the infringement of third party Intellectual Property rights by the Licensed Products or the use or inability to use any Licensed Intellectual Property), or any diminution in value or losses based upon any multiplier of earnings or any other valuation metric, regardless of the form of action through which such damages are sought.

(f)             Notwithstanding anything else contained in this Agreement to the contrary, except with respect to any equitable remedies, indemnification pursuant to the provisions of this Article 7 shall be the sole and exclusive remedy of the parties with respect to any and all claims arising out of or in connection with this Agreement and the transactions contemplated hereby, including in respect of any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, Purchaser hereby waives any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its Affiliates may have against the other parties hereto, including under the common law or federal or state securities laws, trade regulation laws or other laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for claims or causes of action brought under and subject to the terms and conditions of the provisions contained in this Article 7. All payments made pursuant to this Article 7 shall be deemed to be adjustments to the Purchase Price.

(g)            An Indemnifying Party shall not be liable under this Article 7 for any Losses relating to any matter to the extent that the amount of such matter is reflected in the inventory adjustment under Section 1.5.

(h)            The obligations of the Indemnifying Party to provide indemnification under this Article 7 shall be terminated, modified or abated as appropriate to the extent that the underlying Loss, cause of action or other claim: (i) would not have arisen but for a voluntary act or failure to act that is carried out by or at the express written request of, or with the express written approval or concurrence of, or with the knowing assistance of, the Indemnified Party, (ii) is based, in whole or in part, on the fraud, bad faith or willful misconduct of the Indemnified Party or any of its Affiliates, (iii) is a Loss, cause of action or claim with respect to which the Indemnified Party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable or (iv) is primarily a possible or potential Loss, cause of action or claim that the Indemnified Party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such Indemnified Party or paid or incurred by such Indemnified Party.

(i)             No Indemnified Party shall have a right to recover Losses hereunder in respect of any claim if such claim would not have arisen but for a change after the Effective Date in legislation or accounting policies or a change after the Effective Date in interpretation of applicable Law as determined by a court or pursuant to an administration rule making decision.

7.5.         Effect of Knowledge on Indemnification. Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification hereunder with respect to a breach by Seller of any representations and warranties hereunder if such Purchaser Indemnified Party had Knowledge of the facts, events or circumstances giving rise, or allegedly giving rise, to any such claim on the date hereof.

Article 8
MISCELLANEOUS

8.1.         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, (b) if delivered by e-mail or facsimile, upon confirmation of receipt or (c) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, and shall be sent to the applicable Party at the following addresses or numbers (or at such other address or number for a Party as shall be specified by like notice):

if to Seller:

Honeywell International Inc.
700 South Mint Street

Charlotte, North Carolina 28202

Attention: Vice President, Strategic Licensing

and Vice President and General Counsel, M&A and Licensing
Agreement No.: 2026-12545

with a mandatory copy to:

Honeywell International Inc.

1944 E. Sky Harbor Circle North

Phoenix, Arizona 85034

Attention: Vice President, Strategic Licensing

and Vice President and General Counsel, M&A and Licensing
Agreement No.: 2026-12545

if to Purchaser:

Innovative Solutions and Support, Inc.

720 Pennsylvania Drive

Exton, Pennsylvania 19341

Attention: Jeff DiGiovanni

Email: jdigiovanni@iascorp.com

with a mandatory copy to:

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103

Attention: Darrick M. Mix

Email: DMix@duanemorris.com

8.2.         Certain Definitions; Interpretation. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person; provided that ownership, directly or indirectly, of at least 10% of the voting equity interests of a Person shall be deemed to constitute “Control” of such Person.

“Business Days” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions are authorized or required by law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any contract, agreement, lease, license, sales order, purchase order, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement that is binding on any Person or any part of its property under applicable Law.

“Control” (including the terms “Controlled,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any mortgage, lien, pledge, option, security interest, financing statement or other similar encumbrance whether or not of record.

“Exclusive Licensed Products” means only those items identified on Schedule 2.1(a)(i).

“Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Improvements” means enhancements, alterations, modifications, derivatives or changes to any of the Licensed Products only for use in the Licensed Field and only to the extent necessary to i) bring a Licensed Product into compliance with regulatory requirements ii) address safety issues or iii) fix a material defect in the design or operation of a Licensed Product made by or on behalf of Purchaser.

“Intellectual Property” means all (i) patents and applications therefor and all provisional applications, divisionals, reissues, re-examinations, extensions, continuations and continuations-in-part thereof, (ii) trademarks, trade dress, service marks, trade names, domain names, whether registered or unregistered, and pending applications to register the same, including all renewals thereof and all goodwill associated therewith, (iii) copyright, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection any such registrations, together with all translations thereof, (iv) know-how, (v) trade secrets, and (vi) mask works, utility and industrial models and applications therefor.

“Knowledge” (i) with respect to Seller, shall mean the actual knowledge, following reasonable inquiry, of the following individuals: [***]; and (ii) with respect to Purchaser, shall mean the actual knowledge, following reasonable inquiry, of the following individuals: [***].

“Law” means any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Governmental Authority binding upon a Person or its assets.

“Liability” means any liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, or otherwise.

“Licensed Field” means [***].

“Licensed Intellectual Property” means the Intellectual Property rights in the Licensed Technology.

“Licensed Products” means Exclusive Licensed Products and Non-Exclusive Licensed Products.

“Licensed Technology” means certain knowledge and information existing within Seller on the Effective Date as set forth on Schedule 8.2(a)(ii). For the avoidance of doubt, Licensed Technology does not include third party software or knowledge and information relating to parts or components commercially available from third parties.

“Licensed Territory” means [***].

“Losses” means, subject to Section 7.4, any losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages and assessments.

“Made Available” means that the information referred to (i) has been actually delivered or communicated (whether by email transmission, electronically, including by view only access on a computer screen, or hand delivery) to Purchaser or to its outside legal counsel or (ii) has been actually delivered or communicated to Purchaser by certain customers of or employees engaged in the Licensed Products, including by certain key functional personnel so engaged, including personnel in the following areas: sourcing, engineering, manufacturing and production, contracting, customer and product support, finance and accounting, marketing, legal, and quality, in each case, at least one (1) day prior to the execution of this Agreement.

“Non-Exclusive Licensed Products” means only those items identified on Schedule 2.1(a)(ii).

“Permit” means any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority.

“Permitted Encumbrances” means (i) mechanics’, carriers’, workmen’s, landlord’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings, (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Encumbrances for Taxes and other governmental charges that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, and (iv) imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

“Pre-Existing Agreements” means all license, distribution, component repair, and similar agreements between Seller and any third party in effect prior to the Effective Date pursuant to which Seller has granted to such third party a license or distribution right to the Exclusive Licensed Products in the Licensed Field, which agreements are set forth on Schedule 8.2(a)(iii).

“Purchaser Material Adverse Effect” means any material adverse change in or material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Seller Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Purchased Assets and Licensed Products taken as a whole; provided, however, that “Seller Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Seller operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) tariffs; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller; (ix) any natural or man-made disasters or acts of God, (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) provided, however, that, in the case of clauses (i), (ii), (iii), (iv), (v), (vii), (ix) and (x) above, any such effect shall be taken into account in determining whether a Seller Material Adverse Effect has occurred to the extent that such effect has disproportionately impacted Seller, taken as a whole, relative to similarly situated participants in the industries in which Seller operates.

“Senior Management Committee” means a committee comprised of four (4) members, with two (2) members being appointed by Seller and two (2) members being appointed by Purchaser. The initial members appointed by Seller shall be [***]; and the initial members appointed by Purchaser shall be [***]. Either Seller or Purchaser may change any of its representatives on the Senior Management Committee at any time with written notice to the other Party.

“Tax Return” shall mean any report, return or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additional to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, employment, unemployment, social security, unclaimed property, payroll, customs duties, transfer, license, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

“Transaction Documents” means this Agreement, including all Exhibits, Schedules, and the Disclosure Schedule; the Bill of Sale; and the Transition Services Agreement.

“Transition Services Agreement” or “TSA” means the transition services agreement attached hereto as Exhibit B.

8.3.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

8.4.          Entire Agreement; No Third-Party Beneficiaries. This Agreement, including all Exhibits and Schedules attached hereto, the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, provided, however, that in the event of any conflict between the provisions of this Agreement and the Transition Services Agreement, such conflict shall be resolved by giving precedence to this Agreement (including all Attachments, Exhibits or Schedules). Furthermore, this Agreement does not, and is not intended to, confer upon any Person (other than the Purchaser Indemnified Parties or Seller Indemnified Parties pursuant to Article 7) any rights or remedies hereunder.

8.5.          Amendment; Waiver. This Agreement may be amended only in a writing signed by the Parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

8.6.         Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by Purchaser by operation of Law or otherwise without the express written consent of Seller, which shall not be unreasonably withheld. For purposes of this clause, the term ‘assignment’ shall include a change in control of Purchaser, and the term ‘change in control’ shall mean any of the following, whether in a single transaction or a series of related transactions: (a) a sale, conveyance, transfer, distribution, lease, assignment, license, or other disposition of all or substantially all the assets of Purchaser; (b) any consolidation or merger of Purchaser or its controlling affiliates, any dissolution of Purchaser or its controlling affiliates, or any reorganization of one or more of Purchaser or its controlling affiliates; or (c) any sale, transfer, issuance, or disposition of issued or outstanding equity ownership of Purchaser that results in a change of majority ownership of Purchaser or a change in majority voting rights of the equity ownership of Purchaser. In the event of a change in control of Purchaser, Seller shall have a right to buy back the business acquired pursuant to this Agreement at a fair market value based on the market conditions at the time, negotiated in good faith by the Parties (the “Buyback Option”), if Seller advises Purchaser in writing, within sixty (60) days of the written notice to Seller of the Purchaser change of control, of its intent to exercise its Buyback Option, with failure to timely exercise its Buyback Option being deemed to be rejection thereof. Any rejection of the Buyback Option by Seller shall be deemed to constitute consent by Seller to the assignment of this Agreement in connection with such change of control. The Parties acknowledge that in connection with the expected spinoff by Seller of its Aerospace business (the “Spin Transaction”), Seller will assign and novate this Agreement, the Transition Services Agreement, and any related agreements to Honeywell Aerospace US LLC, a Delaware limited liability company (“Honeywell Aerospace”), or an affiliate or subsidiary of Honeywell Aerospace, and no consent by or further notice to Purchaser shall be required in connection therewith. Purchaser agrees to execute such documentation as may be reasonably requested by Seller to evidence such assignment and novation.

8.7.          Governing Law. Any and all claims, disputes or controversies in any way arising out of or relating to (a) this Agreement, (b) any breach, termination or validity of this Agreement, (c) the transactions contemplated hereby or (d) any discussions or communications relating in any way to this Agreement or transactions contemplated hereby (the “Transaction Matters”), and the existence or validity of any and all defenses to such claims, disputes or controversies, shall be governed and resolved exclusively by the Laws of the State of New York, notwithstanding the existence of any conflict of Laws principles that otherwise would dictate the application of any other state’s Law. Each Party irrevocably and unconditionally waives any right to object to the application of New York Law or argue against its applicability to any of the matters referenced in the immediately preceding sentence.

8.8.         Dispute Resolution; Mediation; Jurisdiction.

(a)            In the event of any dispute, controversy, or claim in any way arising out of or relating to the Transaction Matters (a “Dispute”), upon the written notice of either Party hereto, the Senior Management Committee shall attempt to negotiate a resolution of the Dispute. If the Senior Management Committee is unable for any reason to resolve a Dispute within thirty (30) calendar days after the receipt of such notice the Dispute shall be submitted to mediation in accordance with Section 8.8(b) hereof. Notwithstanding the foregoing, if any Dispute, or any response to a Dispute, involves or relates to any Licensed Intellectual Property or a breach of Article 2 (an “IP Dispute”), then Seller may, in its sole discretion, elect to have such IP Dispute adjudicated before a court of competent jurisdiction and this Section 8.8 shall not be binding on either party with respect to such IP Dispute in its entirety or related dispute, including any portions of such IP Dispute that do not concern Intellectual Property rights.

(b)            Any Dispute not resolved pursuant to Section 8.8(a) hereof shall, at the request of either Party hereto (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current CPR Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The Parties shall have twenty (20) calendar days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) calendar days of receipt by a Party (or parties) of a Mediation Request, then any Party may request (on written notice to the other Parties), that the CPR appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party hereto shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) calendar days of the appointment of a mediator, or within sixty (60) calendar days of receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 8.8(c).

(c)            Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York sitting in The City of New York and the courts of the United States of America located in The City of New York for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.1 shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of New York sitting in The City of New York or the courts of the United States of America located in The City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO TRANSACTION MATTERS.

8.9.         Construction. The table of contents and headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. When a reference is made in this Agreement to a Party or Parties, such reference is to Parties to this Agreement, unless otherwise indicated. When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference is to an Article or a Section of, or Schedule to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

8.10.       Relationship of the Parties. Except as specifically provided herein, neither Party shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party or in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

8.11.       Counterparts. This Agreement and any amendment hereto may be executed simultaneously in one or more counterparts (including by facsimile or electronic ..pdf submission and each facsimile or scanned signature shall be deemed a valid and binding signature of the executing Party), and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

**Signature Page to Follow**

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INNOVATIVE SOLUTIONS & SUPPORT, INC.
a Pennsylvania corporation

By:	/s/ Shahram Askarpour
Name: Shahram Askarpour
Title: President and Chief Executive Officer

HONEYWELL INTERNATIONAL INC.,
a Delaware corporation

By:	/s/ Jennifer Nelson
Name: Jennifer Nelson
Title: Vice President and Deputy General Counsel Aero